Exhibit 99.01

MacroSolve Makes Management Additions and Changes Aimed at Converting Unprecedented Demand Into Multiple Recurring Revenue Streams

Former VP of Sprint, Randy Ritter, Appointed as new Chief Operating Officer; MacroSolve executive Clint Parr heads Business Development as Executive Vice President

Tulsa, Okla., November 9, 2011 – In a move to further enhance its management team and drive execution in an era of unprecedented demand for the Company, MacroSolve, Inc., (OTCPK:MCVE) (OTCQB:MCVE) (“MacroSolve” or the “Company”), a leading provider of mobile technologies, apps and solutions for business, announced today it has appointed Randy Ritter as its Chief Operating Officer. Mr. Ritter is a telecommunications and mobility executive with a track record of increasing revenues and efficiencies at companies including Sprint Nextel and One Communications.

With an eye on the promising future of mobility solutions, MacroSolve is repositioning its management team to optimize its full expert potential. One of the key moves has been repositioning Clint Parr as the Executive Vice President, where he will be in charge of business development. With his adeptness in developing business connections – such as MacroSolve’s partnerships with Donald Trump, Jr. and The Richards Group, Parr is in a positive position to captain the Company into the growth of tomorrow.

“These national partners are key revenue drivers and relationships that Clint has fostered,” said MacroSolve President and CEO, Steve Signoff. “In his new position, Clint will focus directly on revenue generation through national distribution partnerships.”

“We are very pleased that Randy has taken the opportunity to join MacroSolve at this pivotal point. I worked closely with Randy at Sprint, where he led the Product Marketing & Management Organization for the Business to Business marketplace. He was pivotal in driving execution and ramping profitable revenues efficiently through new product development, management and marketing,” added Signoff. “We believe we’ve put in place the team to execute on the enormous opportunity in mobile apps.”

About Randy Ritter

Randy Ritter most recently served as Senior Vice President of Sales and Marketing for One Communications, the largest privately-held, multi-regional, integrated telecommunications company in the U.S. In his position, Ritter oversaw sales, sales engineering and sales operations, product management and development, as well as marketing. He was also instrumental in leading the company to integrate IP, mobile, and cloud-based business solutions.

Prior to One Communications, Ritter served at Sprint Nextel for 15 years in various positions before being appointed Vice President of Product Marketing and Offer Development. He managed an $18 million budget and a $17 billion global product portfolio. At Sprint, he developed, marketed, and managed fixed, mobile, and converged solutions for business clientele.

About MacroSolve

MacroSolve, Inc. is a pioneer in delivering mobile apps, technologies, and solutions to businesses and government. Founded in 1997, the Company has an extensive network including the top name brands in wireless hardware and software as well as wireless carriers. Leveraging its intellectual property portfolio, MacroSolve is positioned to become a leader in the mobile app space, an industry which is projected to become a $17.5 billion market by 2012 according to Chetan Sharma Consulting (http://www.chetansharma.com/mobileappseconomy.htm). For more information, visit MacroSolve (http://www.macrosolve.com) or call 800-401-8740.

Safe Harbor Statement

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in our publicly filed reports. Factors that could cause these differences include, but are not limited to, the acceptance of our products, lack of revenue growth, failure to realize profitability, inability to raise capital and market conditions that negatively affect the market price of our common stock. The Company disclaims any responsibility to update any forward-looking statements.

Company Contact
info@macrosolve.com

Investor Contact
Laurel Moody
(646) 810-0608
lmoody@corporateprofile.com

Media Contacts
Diane White
(918) 770-3905
diane@dianewhitepr.com

Heather Carver
(918) 779-5771
heather@dianewhitepr.com

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